Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Declares Quarterly Dividend on its Series E Convertible Preferred Stock

TUSTIN, Calif., December 7, 2017 -- Peregrine Pharmaceuticals, Inc. (Nasdaq:PPHM) (Nasdaq:PPHMP) today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock").

The quarterly dividend on the Series E Preferred Stock is payable on January 2, 2018 to holders of record at the close of business on December 18, 2017.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from October 1, 2017 through December 31, 2017. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol "PPHMP".

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a company transitioning from an R&D focused business to a pure play contract development and manufacturing organization (CDMO). Peregrine's in-house CDMO services, including cGMP manufacturing and development capabilities, are provided through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com).

Peregrine is pursuing licensing or selling its proprietary R&D assets, including its lead immunotherapy candidate, bavituximab, which is currently being evaluated in clinical trials in combination with immune stimulating therapies for the treatment of various cancers. For more information, please visit www.peregrineinc.com.

About Avid Bioservices, Inc.

Avid Bioservices, a wholly owned subsidiary of Peregrine Pharmaceuticals, provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With over 20 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support. The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization. For more information about Avid, please visit www.avidbio.com.